Execution Version

Exhibit 10.1

AMENDMENT NO. 1

TO THE FIFTH AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

This Amendment No. 1 (this “Amendment”), dated as of December 16, 2021, to the Fifth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), dated as of March 3, 2017 (the “Partnership Agreement”), is hereby entered into by Independence Realty Trust, Inc., a Maryland corporation, as general partner (the “General Partner”).

WHEREAS, the General Partner is the sole general partner of the Partnership; and

WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 14.1 of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any other Partner.

NOW, THEREFORE, it is hereby agreed as follows:

1. Amendment of Article 1.  The definition of the term “Affiliate” is deleted in its entirely and replaced in full as follows:

“Affiliate” means,

(a)with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or

(b)with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; or

(c)any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, or

(d) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests, or

(e)any officer, director, general partner or trustee of such Person or any Person referred to in clauses (b), (c) or (d) above.

2.  Amendment of Section 9.3.  Section 9.3 is hereby amended by adding the following new subsection (d):

(d)  The General Partner shall have satisfied its obligations under Section 9.3(a) and Section 9.3(b) by posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the Parent, provided that such reports are able to be printed or downloaded from such website.

3. Amendment of Section 10.3. Section 10.3 is hereby deleted in its entirety and replaced in full as follows:

10.3Partnership Representative

(a)General

(i)The General Partner shall be the “tax matters partner” of the Partnership for U.S. federal income tax purposes for tax years prior to the first tax year that is subject to the BBA Rules. Upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.  For purposes of the Agreement, “BBA Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law), as in effect following the enactment of the Bipartisan Budget Act of 2015.

(ii)The General Partner shall be the “partnership representative” of the Partnership for U.S. federal income tax purposes, and relevant state income tax purposes (the “Partnership Representative”) for all Tax years beginning with the first Taxable year that is subject to the BBA Rules; provided that the General Partner may resign as, remove and replace the Partnership’s Partnership Representative, in each case in its sole discretion. The Partnership Representative shall be entitled to, and shall, designate, a “designated individual” within the meaning of and in accordance with applicable Regulations; provided that any such designated individual may resign, and the partnership representative may remove, revoke and replace any such designated individual, in each case in accordance with such Regulations. The Partnership and each Partner shall take such actions as are necessary to effect the designations made in accordance with this Section 10.3(a), and the following provisions of this Section 10.3 shall apply with respect to each Partnership Representative and designated individual for the Taxable year(s) with respect to which such persons are so designated.  References to Partnership Representative in the remainder of Section 10.3 shall include the designated individual unless the context otherwise requires.

(b)Powers.

(i)For all tax years prior to the first tax year that is subject to the BBA Rules, the tax matters partner is authorized, but not required:

(A)to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner

(1)who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or

(2)who is a “notice partner” (as defined in Section 6231(a)(8) of the Code, as in effect before the BBA Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code, as in effect before the BBA Rules);

(B)in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(C)to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(D)to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(E)to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account of by a Partner for tax purposes, or an item affected by such item; and

(F)to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

(ii)For all tax years beginning with the first tax year that is subject to the BBA Rules, the Partnership Representative is authorized, but not required (unless required by applicable law):

(A)to enter into any settlement with the IRS or state taxing authority with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for U.S. federal or state income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Partnership Representative may expressly state that such agreement shall bind all Partners;

(B)if a notice of a final administrative adjustment at the Partnership level (a “final adjustment”) is mailed to the partnership representative, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(C)to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(D)to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(E)to enter into an agreement with the IRS or state taxing authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(F)to take any other action on behalf of the Partnership and its Partners in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or Regulations, including determining whether an election under Section 6221(b) and Section 6226 (and analogous provisions of state law) is available, and making an election under Section 6221(b) and Section 6226 of the Code (and analogous provisions of state law); and

(G)to take any other action required or permitted by the Code and Regulations, and analogous provision of applicable state laws, in connection with its role as Partnership Representative, which action may bind the Partnership and the Partners.

The taking of any action and the incurring of any expense by the Partnership Representative  in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Partnership Representative and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the Partnership Representative and designated individual in their capacities as such.

(c)BBA Rules - Elections and Imputed Underpayment Modifications.  If the Partnership Representative makes a push out election with respect to any adjustment to any partnership-related item to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, or any analogous provision of state or local law (“covered audit adjustment”), each Partner (including transferees or successors of any Partner) covenants and agrees that it shall (1) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and (2) cooperate with the Partnership and the Partnership Representative in good faith.  To the extent the Partnership Representative does not make a push out election with respect to any covered audit adjustment, the Partnership Representative may make any modification under Section 6225(c) of the Code (or any analogous provision of state or local law) and each Partner shall, as requested by the Partnership Representative, take such action as may be necessary or prudent for the Partnership Representative to seek an imputed underpayment modification under Section 6225(c) of the Code (or any analogous provision of state or local law) (“imputed underpayment modification”), including, for the avoidance of doubt, filing an amended federal or state income tax return or following an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c) of the Code, paying any and all resulting federal and state income taxes penalties and interest in a timely fashion, providing all necessary information to the Partnership to support the modification of the tax rate applicable to any imputed underpayment modification pursuant to Section 6225(c)(4) of the Code, and providing an affidavit to the Partnership Representative that such actions have been taken).  To the extent the Partnership representative does not make a push-out election with respect to a covered audit adjustment, the Partnership Representative is authorized to obtain a loan on behalf of the Partnership to pay any Partnership Level Taxes.  For purposes of the Agreement, “Partnership Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Partnership as a result of a tax audit under the BBA Rules.

(d)Cooperation.  Each Partner shall take all actions or refrain from taking any actions  that the Partnership Representative informs it are reasonably necessary to effect a decision of the Partnership Representative in its capacity as such. References to Code Sections in this paragraph are to such provisions as amended by the BBA Rules.  Each Partner shall deliver to the Partnership Representative:  (i) any certificates, forms, affidavits, or instruments reasonably requested by the Partnership Representative relating to such Partner’s status under tax laws, and (ii) any information requested by the Partnership Representative in connection with the BBA Rules, including, but not limited to upper-tier partner specific information if a Partner sis or becomes a partnership for federal income tax purposes, tax returns, information regarding the character of income as capital gain or qualified dividend income, and information regarding passive activity losses).

(e)Reimbursement.

(1)The Partnership Representative shall receive no compensation for its services.

(2)All third party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.

(3)Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(f)Indemnification.  The provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the Partnership Representative in its capacity as such.

(g)Survival.  The provisions of this Section 10.3, including the Partnership Representative’s authority under this Section 10.3 shall survive the termination, dissolution, liquidation and winding up of the Partnership and the termination or transfer of any Partner’s interest in the Partnership and shall remain binding on each Partner for the period of time necessary to resolve any tax audit involving or related to the Partnership.

4. Amendment of Section 10.5. Section 10.5 is hereby amended as follows:

A.Section 10.5(a). Section 10.5(a) is deleted in its entirety and is replaced in full as follows:

Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445,1446 or 1471-1474 of the Code, and any Partnership Level Taxes payable by the Partnership under the BBA Rules, that the General Partner determines relates to one or more specific Partners.

B.Section 10.5(d) and (e). Section 10.5 is hereby amended by adding the new subsections (d) and (e) as follows:

(d)For the avoidance of doubt, any Person who ceases to be a Partner shall be deemed to be a Partner for purposes of this Section 10.5, and the obligations of a Partner pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Partnership that relate to the period during which such Person was actually a Partner, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

(e)Notwithstanding the foregoing, the General Partner may choose to not recover an amount of Partnership Level Taxes or other taxes withheld or paid with respect to a Partner under this Section 10.5 if the General Partner determines, in its reasonable discretion, that such an decision would be in the best interests of the Partnership (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Partner is not justified in light of the amount that may be recovered from such Partner).

5. Entire Agreement. Together with the Partnership Agreement (and the Exhibits thereto), this Amendment contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements among them with respect thereto.

6. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not constitute a part hereof nor affect in any way the meaning or interpretation of this Amendment.

7. Partnership Continuation; Partnership Agreement Ratified and Confirmed. This Amendment shall not dissolve the Partnership, and the business of the Partnership shall be deemed to have continued notwithstanding this Amendment, and notwithstanding any contrary rights and privileges which may be contained in the Partnership Agreement. Except as amended by this Amendment, the Partnership Agreement  is hereby ratified and confirmed in all other respects and shall otherwise remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:
INDEPENDENCE REALTY TRUST, INC, a Maryland corporation
By:	/s/ James Sebra
Name: James Sebra
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Fifth Amended and Restated Agreement of

Limited Partnership of Independence Realty Operating Partnership, LP]